Exhibit 99.1

Rumble Reports First Quarter 2024 Results

~ All Core Products Now Online with Two Major Launches: Rumble Cloud and Rumble Studio Livestreaming ~

~ Revenue of $17.7 Million, Company Reiterates Expected 2Q Sequential Increase in Topline ~

~ Announces a Key Strategic Partnership with Barstool Sports ~

LONGBOAT KEY, Fla., May 14, 2024 (GLOBE NEWSWIRE) -- Rumble Inc. (Nasdaq: RUM) (“Rumble” or the “Company”), the video sharing platform and cloud services provider, today announced financial results for the fiscal quarter ended March 31, 2024.

Q1 2024 Key Highlights and Key Items

●	Completes foundational product portfolio with Rumble Video, Rumble Advertising Center, Rumble Studio, and Rumble Cloud.

●	Revenue for the first quarter increased to $17.7 million, compared to $17.6 million in the first quarter of 2023. Revenue was $20.4 million in the fourth quarter of 2023.

●	Average global Monthly Active Users (“MAUs”) of 50 million in the first quarter of 2024, compared to 67 million in the fourth quarter of 2023. This represents the ninth consecutive quarter above 40 million average global MAUs on the platform. The decrease from the fourth quarter of 2023 is attributable to the fourth quarter’s increased interest in geopolitical events, high profile seasonal sporting events and increased interest in certain Rumble content creators. Of the 50 million MAUs, 35 million were based in the U.S. and Canada.

●	Average estimated Minutes Watched Per Month (“MWPM”) were 8.6 billion in the first quarter of 2024, compared to 10.5 billion in the fourth quarter of 2023. We believe that the decline from the fourth quarter of 2023 was due to the majority of our bandwidth consumption moving from third-party service providers’ content delivery networks (“CDNs”) to our own proprietary CDN. See “Notes on KPIs,” below, for additional details.

●	Hours of uploaded video per day increased 11% to 12,429 in the first quarter of 2024, compared to 11,181 in the first quarter of 2023, and were mostly steady compared to the fourth quarter of 2023. As previously disclosed, we believe hours of uploaded video per day have been depressed by YouTube’s decision in the fourth quarter of 2023 to disable the ability of its users to utilize our tool that automatically imports videos from creators’ YouTube channels to their Rumble channels, commonly known as the “YouTube sync” tool. We provided additional information about this issue in a current report on Form 8-K, filed with the SEC on January 16, 2024.

●	Given Rumble’s increasing focus on monetization of its user base, the Company plans to disaggregate revenue into additional categories later in the year, with a plan to introduce a new key business metric, Average Revenue Per User (“ARPU”), for certain revenue categories later in 2024. We believe this ARPU measurement best reflects the focus of our management team, and, accordingly, over time intend to phase out the reporting of estimated MWPM and hours of uploaded videos per day.

●	As of March 31, 2024, Rumble’s balance of cash, cash equivalents and marketable securities was approximately $183.8 million.

●	Announced a major milestone of launching Rumble Cloud for general availability in March. Rumble Cloud is an infrastructure-as-a-service solution offering a variety of compute, storage and networking packages. Rumble Cloud provides a new revenue stream to Rumble by capturing a share of the public cloud market while serving a growing segment of businesses that are looking for lower cost, high performant alternatives to ‘big tech.’

●	Announced a strategic partnership with Barstool Sports, combining Rumble’s cross-suite of solutions with access to the full content library of Barstool Sports creators, the provision of Rumble Cloud services to support Barstool and a mutual advertising sales agreement.

●	Entered into and announced cloud-related strategic partnerships with Qinshift and ACP CreativIT to support the operations, increase footprint and enhance managed services functions for Rumble Cloud.

●	Completed public launch of Rumble Studio as a livestreaming tool, laying the foundation for Rumble’s emerging Streaming product with future monetization features.

●	Launched key monetization features on Rumble and Rumble Advertising Center, including: pre-roll video advertising on mobile apps, tipping functionality on Android, and a livestream contribution feature for supporting U.S. federal political campaigns as federal campaign contributions during live events.

Subsequent Event

●	On May 13, 2024, Rumble filed a second antitrust lawsuit against Google based on Google’s monopolization of the online advertising market, with damages estimated in excess of $1 billion (before trebling). This lawsuit is separate and distinct from the self-preferencing lawsuit that was filed in January 2021, which remains in discovery with trial scheduled for May 2025.

Management Commentary

Rumble’s Chairman and CEO Chris Pavlovski commented, “Most impressive during this first quarter was our team’s diligent focus on the execution to continue building our foundation – Rumble’s portfolio of four captive products that are fully functional revenue drivers. We now capture an addressable market that includes the Rumble content video platform, the Rumble Advertising Center (RAC), our unique Rumble Studio platform, and our infrastructure-as-a-service product, the Rumble Cloud.

As we progressed with our commercially available product suite, the second quarter is on target to deliver a sequential increase in revenue. With the appropriate user base in place for monetization, we plan on shifting focus to a new metric to closely measure the monetization progress with the planned introduction of ARPU later this year. Our management team is focused on providing transparency to the investment community to help evaluate Rumble’s performance, and we believe this will be best demonstrated through ARPU. Accordingly, over time, we intend to phase out the reporting of estimated MWPM and hours of uploaded videos per day.” Mr. Pavlovski concluded.

Q1 Financial Summary (Unaudited)

For the three months ended March 31,	2024	2023	Variance ($)	Variance (%)

Revenues	$17,733,456	$17,615,375	$118,081	1%
Expenses
Cost of services (content, hosting and other)	$31,828,354	$26,014,365	$5,813,989	22%
General and administrative	9,322,379	8,595,096	727,283	8%
Research and development	4,527,792	2,617,659	1,910,133	73%
Sales and marketing	3,296,742	3,335,565	(38,823)	(1)%

For the first quarter of 2024, revenue was $17.7 million compared to $17.6 million in the first quarter of 2023, an increase of 1%, of which $3.2 million is attributable to higher other services and cloud, offset by a decrease in advertising revenues of $3.1 million. The increase in revenue from other services and cloud was driven mainly by subscriptions, tipping features, and cloud services offered. The decrease in advertising revenue was primarily due to volatility inherent in a small number of creators and manual processes associated with sponsorship revenues.

Cost of services was $31.8 million for the quarter compared to $26.0 million in the first quarter of 2023. The increase was due to an increase in programming and content costs of $5.3 million, hosting expenses of $0.1 million, and other service costs of $0.4 million.

General and administrative expense was $9.3 million for the quarter, compared to $8.6 million in the first quarter of 2023. The increase was due to an increase in payroll and related expense of $0.1 million and share-based compensation of $2.3 million, offset in part by a $1.7 million decrease in other administrative expenses. The $2.3 million increase in share-based compensation was related to the recognition of contingent shares issued in connection with the Callin acquisition that were accounted for as a post-combination expense as well as the expense of previously and newly granted restricted stock units and stock options for certain employees and executives. The remaining $1.6 million decrease in other administrative expenses was mainly driven by public company-related costs, including accounting, legal, investor relations, insurance, and other administrative services.

Research and development expense was $4.5 million for the quarter, compared to $2.6 million in the first quarter of 2023. The increase was due to an increase in payroll and related expenses of $1.6 million, as well as a $0.3 million increase in costs related to computer hardware, software, and other expenses used in research and development related activities.

Sales and marketing expense was $3.3 million for the quarter, which was mostly steady compared to the first quarter of 2023. The drivers included a slight reduction in other marketing and public relations activities offset in part by an increase in payroll and related expenses and consulting services.

Liquidity

As of March 31, 2024, our cash, cash equivalents, and marketable securities balance was $183.8 million.

Outlook

As previously announced, we expect revenue to increase on a sequential basis starting in the second quarter of 2024. As a result of our revenue engines coming online and our guaranteed creator commitments set to significantly decrease by the end of 2024 and into 2025, we continue to move materially towards breakeven in 2025.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Tuesday, May 14, 2024, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Notes on KPIs

Monthly Active Users (“MAUs”). We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the number of distinct users who visited your website or application. We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which has been used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA “may be more or less similar” to metrics in GA4, and that it is not unusual for there to be apparent discrepancies between the two systems, we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

Estimated Minutes Watched Per Month (“MWPM”).

We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates. Based on preliminary testing, our own CDN indicates less bandwidth consumption than one of our service providers’ CDNs for comparable user activity. Because we calculate estimated MWPM by converting bandwidth consumption into minutes watched, consumption measured through our own CDN yields a lower estimated MWPM than when measured through that service provider’s CDN.

Hours of Uploaded Video Per Day.

We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. Hours of uploaded video per day were 12,429 on average in the first quarter of 2024, representing an increase of 11% from the first quarter of 2023 and a decrease of 1% from the fourth quarter of 2023. As previously disclosed, we believe hours of uploaded video per day have been depressed by YouTube’s decision in the fourth quarter of 2023 to disable the ability of its users to utilize our tool that automatically imports videos from creators’ YouTube channels to their Rumble channels, commonly known as the “YouTube sync” tool. We provided additional information about this issue in a current report on Form 8-K, filed with the SEC on January 16, 2024.

About Rumble

Rumble is a high-growth neutral video platform and cloud services provider that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release and the associated conference call constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “well underway,” “could,” “a pathway to,” “will,” “may,” “future,” “likely,” “on track to deliver,” “accelerate,” “on a trajectory,” “continues to,” “looks forward to,” “is primed to,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, our ability to grow and manage future growth profitably over time, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history makes it difficult to evaluate our business and prospects; our recent and rapid growth may not be indicative of future performance; we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability; risks relating to our ability to attract new advertisers, or the potential loss of existing advertisers or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets; Rumble Cloud, our recently launched cloud business may not achieve success and, as a result, our business, financial condition and results of operations could be adversely affected; negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers; spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators; we collect, store, and process large amounts of user video content and personal information of our users and subscribers and, if our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers; we may fail to comply with applicable privacy laws; we are subject to cybersecurity risks and interruptions or failures in our information technology systems and, notwithstanding our efforts to enhance our protection from such risks, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss; we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations; we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996; we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations; our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control; our business depends on continued and unimpeded access to our content and services on the internet and, if we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers; we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed; we rely on data from third parties to calculate certain of our performance metrics and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue; we derive the majority of our revenue from advertising and the failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets would adversely affect our business; we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services; hosting and delivery costs may increase unexpectedly; we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity; we may be unable to develop or maintain effective internal controls; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; we may be adversely impacted by other economic, business, and/or competitive factors; changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results; compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble on Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Operations (Unaudited)

For the three months ended March 31,	2024	2023

Revenues	$17,733,456	$17,615,375

Expenses
Cost of services (content, hosting and other)	$31,828,354	$26,014,365
General and administrative	9,322,379	8,595,096
Research and development	4,527,792	2,617,659
Sales and marketing	3,296,742	3,335,565
Amortization and depreciation	2,426,142	681,074
Changes in fair value of contingent consideration	1,336,589	-

Total expenses	57,737,998	41,243,759

Loss from operations	(35,004,542)	(23,628,384)
Interest income	2,521,952	3,307,927
Other expense	(69,708)	(15,906)
Changes in fair value of warrant liability	(10,737,895)	(8,331,750)

Loss before income taxes	(43,290,193)	(28,668,113)
Income tax recovery	153	-

Net loss	$(43,290,040)	$(28,668,113)

Loss per share – basic and diluted	$(0.21)	$(0.14)

Weighted-average number of common shares used in computing net loss per share - basic and diluted	201,904,263	202,717,669

Share-based compensation expense included in expenses:
Cost of services (content, hosting, and other)	$388,910	$509,075
General and administrative	3,975,871	1,694,551
Research and development	270,872	67,098
Sales and marketing	127,241	38,486

Total share-based compensation expense	4,762,894	2,309,210

Condensed Consolidated Interim Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023

Assets

Current assets
Cash and cash equivalents	$182,699,695	$218,338,658
Marketable securities	1,135,200	1,135,200
Accounts receivable	5,986,320	5,440,447
Prepaid expenses and other	15,471,149	13,090,072
	205,292,364	238,004,377

Other non-current assets	1,879,819	1,626,802
Property and equipment, net	18,995,562	19,689,987
Right-of-use assets, net	2,782,685	2,473,903
Intangible assets, net	23,400,743	23,262,428
Goodwill	10,655,391	10,655,391
	$263,006,564	$295,712,888

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$20,550,598	$24,713,203
Deferred revenue	7,014,763	7,003,891
Lease liabilities	1,227,589	975,844
Contingent consideration	1,635,974	863,643
	30,428,924	33,556,581

Lease liabilities, long-term	1,677,058	1,630,837
Contingent consideration, net of current portion	1,269,975	705,717
Warrant liability	18,434,500	7,696,605
Other liability	500,000	500,000
	52,310,457	44,089,740
Commitments and contingencies (Note 13)

Shareholders’ equity
Preferred shares ($0.0001 par value per share, 20,000,000 shares authorized, no shares issued or outstanding)	-	-
Common shares ($0.0001 par value per share, 700,000,000 Class A shares authorized, 115,126,700 and 114,926,700 shares issued and outstanding, as of March 31, 2024 and December 31, 2023, respectively; 170,000,000 Class C authorized, 165,153,621 and 165,353,621shares issued and outstanding, as of March 31, 2024 and December 31, 2023, respectively; 110,000,000 Class D authorized, 105,782,403 and 105,782,403 shares issued and outstanding, as of March 31, 2024 and December 31, 2023, respectively)	768,523	768,523
Accumulated deficit	(188,493,203)	(145,203,163)
Additional paid-in capital	398,420,787	396,057,788
	210,696,107	251,623,148
	$263,006,564	$295,712,888

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the three months ended March 31,	2024	2023

Cash flows provided by (used in)

Operating activities
Net loss for the period	$(43,290,040)	$(28,668,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	2,426,142	681,074
Share-based compensation	4,762,894	2,309,210
Non-cash interest expense	51,888	7,459
Amortization on right-of-use assets	270,625	145,359
Change in fair value of warrants	10,737,895	8,331,750
Change in fair value of contingent consideration	1,336,589	-

Changes in operating assets and liabilities:
Accounts receivable	(545,873)	(763,356)
Prepaid expenses and other	(2,662,371)	2,273,291
Accounts payable and accrued liabilities	(6,650,105)	3,263,004
Deferred revenue	10,872	2,595,644
Operating lease liabilities	(305,051)	(154,323)
Net cash used in operating activities	(33,856,535)	(9,979,001)

Investing activities
Purchase of property and equipment	(426,692)	(1,841,205)
Purchase of intangible assets	(1,355,736)	(144,431)
Net cash used in investing activities	(1,782,428)	(1,985,636)

Decrease in cash and cash equivalents during the period	(35,638,963)	(11,964,637)

Cash and cash equivalents, beginning of period	218,338,658	337,169,279
Cash and cash equivalents, end of period	$182,699,695	$325,204,642

Supplemental cash flow information:
Cash paid for lease liabilities	$305,051	$158,067

Non-cash investing and financing activities:
Property and equipment in accounts payable and accrued liabilities	253,862	435,388
Recognition of operating right-of-use assets in exchange for operating lease liabilities	579,407	-
Share-based compensation capitalized related to intangible assets	87,604	-